Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Issues Earn-Out Shares Based On 2004 Merger Agreement

HOUSTON—November 30, 2007—BPZ Resources, Inc., d/b/a BPZ Energy, (AMEX:BZP) today announced that the second earn-out target provided for in the original merger agreement related to its merger with Navidec, Inc. dated July 8, 2004 has been achieved. The determination was made by the Company’s Board of Directors based on certification by the independent engineering firm that the Company’s production in Peru has met or exceeded the required level of not less than 2,000 barrels of oil equivalent per day. The achievement of this final earn-out target will result in the issuance in due course of 9,000,000 shares of common stock to the former shareholders of the Company’s operating subsidiary BPZ Energy, Inc., and includes certain current officers, directors and affiliates of the Company. No accounting entry is required upon the issuance of the earn-out shares as they are considered a stock dividend.

The achievement of the required level of production will also result in the eventual issuance of 225,000 shares to the Chief Financial Officer and 225,000 shares to the Chief Operating Officer as part of their compensation packages.

All of the earn-out shares have been fully disclosed and accounted for in the 77.6 million fully diluted share count as reported in the Company’s filings to date with the Securities and Exchange Commission.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil discovery and the redevelopment of the Albacora oil field. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company is prohibited from disclosing other categories of reserves in its SEC filings. We use certain terms in this press release such as “barrels of oil per day” and “its equivalent” or similar terms suggesting “Indicated” “Probable” or “Possible” oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200. You can also obtain these filings from the SEC by calling 1-800-SEC-0330.

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